Exhibit 3.1

Amended and Restated Articles

of

Tufin Software Technologies Ltd.

Company Number 513627398
A Company Limited By Shares

Preliminary, Definitions And Interpretation

1.	The following articles shall, subject to repeal, addition and alteration as provided by the Companies Law (as defined in Article 2 below) or these Articles (as defined in Article 2 below).

2.	In these Articles, if not inconsistent with the context, the words standing in the first column of the following table shall bear the meanings set opposite them.

Words	Meanings

Affiliate
With respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, (i) which Controls or is Controlled by or is under common Control with such Person, (ii) in respect of any Person which is a limited or general partnership, its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which Controls, is Controlled by, or is under common Control with, such management company or managing (general) partner.

Articles	These Articles, as amended from time to time according to the provisions of the Companies Law and the provisions herein.

Auditors	The Company’s accounting auditors appointed according to the provisions of the Companies Law and the provisions herein.

Board	The Company’s board of directors lawfully appointed in accordance with the provisions of Article 32 below.

Business Day(s)	A day, or days, on which customer services are provided by the majority of the major commercial banks in Israel (including, for the avoidance of doubt, Fridays).

CEO	The chief executive officer of the Company lawfully appointed in accordance with the provisions of Article 38 below.

Chairman	The chairman of the Board.

Companies Law
The Israeli Companies Law, 5759-1999, any provisions of the Companies Ordinance [New Version], 1983 still in effect, and any rules and regulations promulgated pursuant thereto, as the same shall be in effect from time to time.

Company	Tufin Software Technologies Ltd., corporate registration number 513627398.

Control
The possession directly or indirectly of more than 50% (fifty percent) of the voting power, the right to appoint at least 50% of the members of the Board, or the right to receive more than 50% of the distributed profits of such shareholder.

Conversion Price	The applicable conversion price of the Preferred Shares, as described in Article 12.4 below.

Conversion Rate	The quotient obtained by dividing the Original Issue Price of each class of Preferred Shares by the Conversion Price of each corresponding class of Preferred Shares then in effect.

Conversion Rights	The conversion rights of the Preferred Shares as detailed in Article 12.4 below.

Conversion Shares
The Ordinary Shares issued or issuable pursuant to the conversion or reclassification of the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred C-1 Shares and the Preferred D Shares.

Convertible Securities
Options, warrants and rights to purchase or rights to subscribe for Ordinary Shares or convertible loans or debentures and any other securities by their terms convertible into or exchangeable for Ordinary Shares, or options or rights to purchase or subscribe for such convertible or exchangeable securities.

Dividend
Any asset transferred by the Company to a Shareholder in respect of such Shareholder's Shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding bonus shares.

Deemed Liquidation
Unless otherwise agreed by: (i) the holders of the Preferred Majority (ii) the holders of 75% of all issued and outstanding Preferred C Shares; and (iii) the holders of two-thirds or more of the Preferred D Shares, any sale of voting control, acquisition, merger of the Company with or into another entity in which the shareholders of the Company do not own (by virtue of their pre-merger shares) a majority of the shares of the surviving entity, consolidation, sale of all or substantially all of the Company’s assets or shares, license of all or substantially all of the Company’s intellectual property in a transaction which is economically similar to a sale of such intellectual property or any other transaction in which the shareholders do not retain a majority of the voting power in the surviving or acquiring corporation (other than an IPO), all of the foregoing, whether in a single transaction or a series of related transactions.

Director	A Person duly appointed as a member of the Board in accordance with the provisions of these Articles and holding office from time to time.

ESOP
One or more share options or purchase plans approved by the Board in accordance with the provisions of these Articles or any other agreement to which the Company is subject in connection therewith, for the purpose of issuing options to purchase Shares or issuing Shares to employees, officers, consultants, directors and other service providers of the Company, all from the ESOP Pool.

ESOP Pool
All Ordinary Shares reserved for issuance under the ESOP. Subject to the terms of Article 36.3, the Board may increase the total number of shares reserved under the ESOP Pool, provided that prior to any such increase, the Company and the Preferred Investors (as defined below) shall confer on whether such an increase is warranted.

Founder	Each of Reuven Kitov and Reuven Harrison.

General Meetings: Annual General Meeting, Special General Meeting and Class Meeting
Annual General Meeting: the annual general meeting of the Company’s Shareholders held once every calendar year at such time, being not more than 15 months after the holding of the last preceding general meeting at a place determined by the Board.

Special General Meeting: any other general meeting of the Company’s Shareholders called by the Directors or any of the Shareholders pursuant to these Articles or the Companies Law, other than the Annual General Meeting.

Class Meeting: a separate Special General Meeting of the holders of a particular class of Shares.

The Annual and Special General Meeting may each be referred to as a General Meeting.

Interested Party Transaction	Any transaction between the Company and any “Interested Party” (as defined in the Israeli Securities Law, 5723-1968).

IPO
The closing of a sale of the Company’s Ordinary Shares to the public in a bona fide, underwritten, public offering pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israel Securities Law or similar securities laws of another jurisdiction and the listing of such Ordinary Shares for trading on a recognized international stock exchange, or the listing thereof on NASDAQ or another recognized, automated quotation system.

Liquidation
(a) any dissolution, winding-up or liquidation of the Company, and (b) any foreclosure by creditors of the Company on substantially all assets of, or equity interests in the Company, all whether voluntarily or involuntarily;

Majority Preferred A Shareholders	The holders of a majority of the issued and outstanding Preferred A Shares, on an as converted basis.

Month	A Gregorian calendar month.

Office	The registered office of the Company.

Office Holder	As such term is defined in the Companies Law.

Ordinary Share(s)	The Company’s Ordinary Shares of nominal value NIS 0.01 each.

Ordinary Resolution
A resolution adopted by a simple majority of the votes of the holders of the issued and outstanding share capital of the Company, present in person or by proxy, at a duly convened General Meeting and which are entitled to vote thereat.

Original Issue Price
The price at which a Share was issued by the Company, for each Preferred A Share: US$0.4; for each Preferred B Share: US$1.1242973; for each Preferred C Share: US$1.76706814; for each Preferred C-1 Share: US$1.94377495; for each Preferred D Share: US$
$2.86827895; all subject to appropriate adjustments for any Recapitalization Event (as defined below).

Permitted Transferee
(a)    a transferee by operation of law;

(b)    in the case of an individual Shareholder - a spouse, child, brother, sister or trustee of the Shareholder and any corporate entity which is Controlled by the Shareholder;

(c)     in the case of any incorporated Shareholder (whether a company or a partnership or any other legal entity) an Affiliate of such Shareholder; and

(d)    a trust which does not permit any of the settled property or the income therefrom to be applied other than for the benefit of the relevant Shareholder and no power or control over the voting powers conferred by any shares are subject to the consent of any Person other than the trustees of such Shareholder;

provided that, (A) the Permitted Transferee agrees in writing to be bound by and subject to the terms and conditions of (i) these Articles, and (ii) any agreement (except for employment related agreements) between the transferor and the Company, whether or not with other parties, and (B) all Permitted Transferees of the same transferor shall designate in writing one entity to be their sole and exclusive representative and to act on their behalf and in their name for any and all purposes relating to these Articles and to any other agreement between the transferor and the Company including without limitation for the purpose of receiving notices of General Meetings and such sole representative will receive an irrevocable proxy to vote all shares held by such Permitted Transferees, and (C) the number of Shareholders of the Company following such proposed transfer does not exceed fifty (50).

Person	An individual, corporation, partnership, joint venture, trust, and any other body corporate or unincorporated organization.

Preferred A Investors	Each of, Catalyst Private Equity Partners (Israel II LP) (“Catalyst”), Regev Law Firm, and Mark Gershinson, each individually referred to as a “Preferred A Investor”.

Preferred B Investor	Marker TF Investments Ltd.

Preferred C Investors	Marker Lantern II Ltd., SBT Venture Fund I, L.P. and CAIVS 1 (Compartiment 2).

Preferred D Investors	Vintage Investment Partners V (Cayman), L.P., Vintage Investment Partners V (Israel) L.P., Vintage Investment Partners VI (Cayman), L.P., and Vintage Investment Partners VI (Israel) L.P.

Preferred Investors	Preferred A Investors, the Preferred B Investor, the Preferred C Investors and the Preferred D Investors.

Preferred A Shares	The Company’s Series A Preferred Shares of nominal value NIS 0.01 each.

Preferred A Shareholder(s)	Holder(s) of Preferred A Shares.

Preferred B Shares	The Company’s Series B Preferred Shares of nominal value NIS 0.01 each.

Preferred B Shareholder(s)	Holder(s) of Preferred B Shares.

Preferred C Shares	The Company’s Series C Preferred Shares and Series C-1 Preferred Shares of nominal value NIS 0.01 each.

Preferred C Shareholder(s)	Holder(s) of Preferred C Shares and/or Preferred C-1 Shares.

Preferred C-1 Shares	The Company’s Series C-1 Preferred Shares of nominal value NIS 0.01 each.

Preferred D Shares	The Company’s Series D Preferred Shares of nominal value NIS 0.01 each.

Preferred D Shareholder(s)	Holder(s) of Preferred D Shares.

Preferred Majority:	Holders of at least 70% of the issued and outstanding Preferred Shares, on an as-converted basis, voting as a single class.

Preferred Shares	Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred C-1 Shares and Preferred D Shares.

Preferred Shareholder(s)	Holder(s) of Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred C-1 Shares and Preferred D Shares.

Purchase Date (of a Share)	As to each Share, the date on which such Share was issued by the Company.

QIPO or Qualified IPO	An IPO at a minimum Company pre-money valuation of $250,000,000 and resulting in minimum gross proceeds to the Company of $50,000,000 (before deductions for underwriters commissions and expenses).

Qualified Shareholder
Each Shareholder holding at least (i) five percent (5%) of the Company’s issued and outstanding share capital (on an as-converted basis); (ii) each Preferred C Shareholder holding either (a) at least one and thirty eight one hundredths of one percent (1.38%) of the Company’s issued and outstanding share capital (on an as-converted basis) or (b) at least 1,500,000 Preferred C Shares; and (iii) each Preferred D Shareholder holding at least 1,600,000 Preferred D Shares.

Recapitalization Event
Any event of share split, share subdivision or combination, distribution of a share dividend or bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital.

Securities	Securities of the Company of any kind, including shares of any class, and Convertible Securities.

Share(s) and Shareholder(s)	Each of the Ordinary Share(s), Preferred A Share(s), Preferred B Shares, Preferred C Shares, Preferred C-1 Shares and Preferred D Shares; and the holder of a Share or Shares, respectively.

Shareholders Register	The register of Shareholders of the Company administered in accordance with the Companies Law, or if the Company shall have any branch register(s) - any such branch register(s), as the case may be.

Transfer
Any sale, transfer, assignment, pledge, encumbrance, or other disposition (with or without consideration, voluntarily or involuntarily by operation of law) of any transferable, assignable or disposable interest.

in writing
Refers to written, printed, photocopied, typed, sent via facsimile, e-mail or produced by any visible substitute for writing, or partly one and partly another, and “signed” shall be construed accordingly.

Year	Refers to twelve (12) consecutive Months.

3.	In these Articles and unless the context otherwise requires:

3.1	Expressions defined in the Companies Law, shall have the meanings so defined.

3.2
Words importing the singular shall include the plural, and vice versa; Words importing the masculine gender shall include the female and neuter genders; Words importing persons shall include bodies corporate and other legal entities.

3.3	The titles of these Articles are for ease of reference only and shall not be deemed to be part thereof. The word "including" shall imply including without limitation.

3.4	All references to number of days mean calendar days, unless expressly indicated otherwise.

3.5
All references to dollars, Dollars, U.S. Dollars, $ or US$ means the lawful currency of the United States of America; All references to New Israeli Shekel or NIS means the lawful currency of the State of Israel.

4.
The provisions of Sections 3 to and including Section 10 of the Interpretation Law, 5741-1981, will apply to the interpretation of these Articles with the necessary adaptations, unless a logical interpretation of the context clearly requires otherwise.

5.
To the extent that these Articles make reference to a provision of law that has been amended or replaced, such provision will be deemed enforceable as if it was included and made part of these Articles as amended or replaced, unless and to the extent explicitly repealed by law.

Limited Liability

6.
The liability of each Shareholder for the Company’s obligations is limited to the payment of the consideration (including the premium) for the Shares which were issued to it, but not less than the nominal value of the Company’s Shares held thereby, except in the event that said Shares have been lawfully issued for a consideration which is below the nominal value, in which event the Shareholder’s liability will be limited to the payment of the consideration for which said Shares were issued.

Purposes Of The Company And Contributions

7.
Subject to any limitations contained herein, the Company shall engage in any legal occupation or business and conduct its business according to business considerations and for the purpose of making profits. The Company may make reasonable contributions for worthy causes regardless of business considerations.

Office

8.	The Office of the Company shall be at such place as the Board shall determine from time to time.
Private Company

9.	The Company is a private company and accordingly:

9.1
The number of Shareholders of the Company (exclusive of persons who are in the employment of the Company and of former employees of the Company who became Shareholders of the Company while so employed) shall not exceed fifty (50), provided that where two (2) or more persons hold one (1) or more Share(s) in the Company jointly, they shall, for the purposes of these Articles, be treated as a single Shareholder;

9.2	Any invitation to the public to subscribe for any Shares, debentures, debenture stock or any other securities of the Company is hereby prohibited;

9.3	The right of Transfer of Shares and Securities shall be restricted as hereinafter provided.

10.	Share Capital
The authorized and registered share capital of the Company is NIS 1,083,011 (one million eighty three thousand and eleven New Israeli Shekels), divided into: (a) 79,000,068 (seventy nine million and sixty eight) Ordinary Shares; (b) 15,000,000 (fifteen million) Preferred A Shares; (c) 5,000,000 (five million Preferred B Shares; (d) 5,000,000 (five million) Preferred C Shares; (e) 2,000,000 (two million) Preferred C-1 Shares; and (f) 2,301,032 (two million, three hundred one thousand, and thirty two) Preferred D Shares.
Shares

11.	Ordinary Shares
Subject to the rights and privileges of the Preferred Shares, the Ordinary Shares shall rank pari passu between them and shall have all residual rights not specifically associated with the Preferred Shares and shall, including without limitation, entitle their holders:

11.1	To receive notices of, and to attend, General Meetings where each Ordinary Share shall have one (1) vote for all purposes;

11.2
To share, on a per Share basis, in the distribution by the Company of any bonus shares, bonuses, profits or other distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefore, subject to Article 12.2 below;

11.3
Upon occurrence of a Liquidation or a Deemed Liquidation Event - to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company, in accordance with the terms of these Articles;

11.4	To appoint, dismiss, and replace Directors pursuant to the provisions of these Articles; and

11.5	To examine and receive copies of any register, document, report, or account of the Company as prescribed and conferred by the Companies Law.
The holders of Ordinary Shares shall not be entitled to any class vote on a Class Meeting, except with respect to direct changes to the rights attached exclusively to Ordinary Shares under these Articles.

12.	Preferred Shares
The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company on an as converted basis, and in addition the Preferred Shares are entitled to the following rights:

12.1
Liquidation Preference. Until a Qualified IPO, in the event of any Liquidation, or Deemed Liquidation, then the assets or proceeds available for distribution to the Shareholders or otherwise payable to them in their capacity as such (the “Distributable Proceeds”) shall be distributed or allocated among the Shareholders according to the following order of preference:

12.1.1
First, each of the holders of Preferred D Shares shall be entitled to receive, from the Distributable Proceeds, prior and in preference to the holders of Preferred C Shares, the holders of Preferred B Shares, the holders of Preferred A Shares and the holders of Ordinary Shares, an amount equal to 1.5 times the Original Issue Price of the Preferred D Shares (whether or not such consideration was paid directly to the Company), plus any declared but unpaid dividends, reduced by any amounts paid to such holders in respect of the Preferred D Dividend Preference (the “Preferred D Preference Amount”). In the event that the Distributable Proceeds shall be insufficient for the distribution and satisfaction of the Preferred D Preference Amount in full to all of the holders of Preferred D Shares, then the Distributable Proceeds shall be distributed or allocated among the holders of Preferred D Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Distributable Proceeds been sufficient for the distribution in full of the Preferred D Preference Amount.

12.1.2
Second, after payment in full of the Preferred D Preference Amount, each of the holders of Preferred C Shares shall be entitled to receive, from the remaining Distributable Proceeds (if any), on a pro rata basis amongst themselves, prior and in preference to the holders of Preferred B Shares, the holders of Preferred A Shares and the holders of Ordinary Shares, an amount equal to one (1) time the total amount paid by the Preferred C Shareholder in consideration of its Preferred C Shares, plus any declared but unpaid dividends, reduced by any amounts paid to such holders in respect of the Preferred C Dividend Preference (the “Preferred C Preference Amount”). In the event that the Distributable Proceeds following the distribution of the Preferred D Preference Amount shall be insufficient for the distribution and satisfaction of the Preferred C Preference Amount in full to all of the holders of Preferred C Shares, then the Distributable Proceeds shall be distributed or allocated among the holders of Preferred C Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Distributable Proceeds been sufficient for the distribution in full of the Preferred C Preference Amount.

12.1.3
Third, after payment in full of the Preferred D Preference Amount and the Preferred C Preference Amount, each of the holders of Preferred B Shares shall be entitled to receive, from the remaining Distributable Proceeds (if any), prior and in preference to the holders of Preferred A Shares and the holders of Ordinary Shares, an amount equal to 1.55 times the total amount paid by the Preferred B Shareholder in consideration of its Preferred B Shares, plus any declared but unpaid dividends, reduced by any amounts paid to such holders in respect of the Preferred B Dividend Preference (the “Preferred B Preference Amount”). In the event that the remaining Distributable Proceeds following the distribution of the Preferred D Preference Amount and the Preferred C Preference Amount shall be insufficient for the distribution and satisfaction of the Preferred B Preference Amount in full to all of the holders of Preferred B Shares, then the remaining Distributable Proceeds shall be distributed or allocated among the holders of Preferred B Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Distributable Proceeds been sufficient for the distribution in full of the Preferred B Preference Amount.

12.1.4
Fourth, after payment in full of the Preferred D Preference Amount, the Preferred C Preference Amount and the Preferred B Preference Amount, each of the holders of Preferred A Shares shall be entitled to receive, from the remaining Distributable Proceeds (if any), prior and in preference to any other securities of the Company except for the Preferred D Shares, the Preferred C Shares and the Preferred B Shares, an amount equal to 1.33 times the total amount paid by such Preferred A Shareholder in consideration of its Preferred A Shares, plus any declared but unpaid dividends, reduced by any amounts paid to such holders in respect of the Preferred A Dividend Preference (the “Preferred A Preference Amount and together with Preferred B Preference Amount, the Preferred C Preference Amount and the Preferred D Preference Amount, the "Liquidation Preference"). In the event that the remaining Distributable Proceeds following the distribution of the Preferred D Preference Amount, the Preferred C Preference Amount and the Preferred B Preference Amount shall be insufficient for the distribution and satisfaction of the Preferred A Preference Amount in full to all of the holders of Preferred A Shares, then the remaining Distributable Proceeds shall be distributed or allocated among the holders of Preferred A Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Distributable Proceeds been sufficient for the distribution in full of the Preferred A Preference Amount.

12.1.5
Fifth, after payment of the full Liquidation Preference, any remaining Distributable Proceeds available for distribution, if any, shall be distributed or allocated pro rata among all the holders of Ordinary Shares of the Company, including holders of Preferred Shares (on an as converted basis).

Notwithstanding the Liquidation Preferences stated in Articles 12.1.1 to 12.1.4 above, in the event the Distributable Proceeds in a Liquidation or Deemed Liquidation shall equal or exceed US$136,900,000, then the foregoing Liquidation Preferences shall be disregarded with respect to the Preferred C Shares, the Preferred B Shares and the Preferred A Shares and the Distributable Proceeds shall be distributed or allocated to all holders of Shares of the Company (other than the Preferred D Shares) on a pro rata (as converted) basis, provided however that in the event the Distributable Proceeds in a Liquidation or Deemed Liquidation shall provide the holders of the Preferred D Shares an amount per each Preferred D Share equal to three (3) times the Original Issue Price of the Preferred D Shares in consideration of its Preferred D Shares (the "Preferred D Hurdle"), or more, then the Liquidation Preference shall also be disregarded with respect to the Preferred D Shares, and each Preferred D Shareholder shall instead receive for each Preferred D Share the greater of (x) its pro rata portion of any distribution and (y) the Preferred D Hurdle.

12.2
Dividend Preference. In the event of any declaration of a Dividend by the Company (a “Dividend Declaration”), then the cash or property legally available for distribution to the Shareholders (the "Dividend Distribution") shall be distributed or allocated among the Shareholders according to the following order of preference:

12.2.1
First, each of the holders of Preferred D Shares shall be entitled to receive, from the Dividend Distribution, prior and in preference to the holders of the Preferred C Shares, the holders of the Preferred B Shares, the holders of Preferred A Shares and the holders of the Ordinary Shares, an amount equal to 1.5 times, the Original Issue Price of the Preferred D Shares (whether or not such consideration was paid directly to the Company) (the “Preferred D Dividend Preference”). In the event that the Dividend Distribution shall be insufficient for the distribution and satisfaction of the Preferred D Dividend Preference in full to all of the holders of Preferred D Shares, then the Dividend Distribution shall be distributed among the holders of Preferred D Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Dividend Distribution been sufficient for the distribution in full of the Preferred D Dividend Preference.

12.2.2
Second, after payment in full of the Preferred D Dividend Preference, each of the holders of Preferred C Shares shall be entitled to receive, from the Dividend Distribution, prior and in preference to the holders of Preferred B Shares, the holders of Preferred A Shares and the holders of Ordinary Shares, an amount equal to one (1) time the total amount paid by the Preferred C Shareholder in consideration of its Preferred C Shares (the “Preferred C Dividend Preference”). In the event that the Dividend Distribution shall be insufficient for the distribution and satisfaction of the Preferred C Dividend Preference in full to all of the holders of Preferred C Shares, then the Dividend Distribution shall be distributed among the holders of Preferred C Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Dividend Distribution been sufficient for the distribution in full of the Preferred C Dividend Preference.

12.2.3
Third, after payment in full of the Preferred D Dividend Preference and the Preferred C Dividend Preference, each of the holders of Preferred B Shares shall be entitled to receive, from the remaining Dividend Distribution, prior and in preference to the holders of Preferred A Shares and the holders of Ordinary Shares, an amount equal to 1.55 times the total amount paid by such Preferred B Shareholder in consideration of its Preferred B Shares (the “Preferred B Dividend Preference”). In the event that the remaining Dividend Distribution following the distribution of the Preferred D Dividend Preference and the Preferred C Dividend Preference shall be insufficient for the distribution and satisfaction of the Preferred B Dividend Preference in full to all of the holders of Preferred B Shares, then the Dividend Distribution shall be distributed among the holders of Preferred B Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Dividend Distribution been sufficient for the distribution in full of the Preferred B Dividend Preference.

12.2.4
Fourth, after payment in full of the Preferred D Dividend Preference, the Preferred C Dividend Preference and the Preferred B Dividend Preference, each of the holders of Preferred A Shares shall be entitled to receive, from the remaining Dividend Distribution, prior and in preference to any other securities of the Company except for the Preferred C Shares and the Preferred B Shares, an amount equal to 1.33 times the total amount paid by such Preferred A Shareholder in consideration for its Preferred A Shares (the “Preferred A Dividend Preference” and together with the Preferred B Dividend Preference, the Preferred C Dividend Preference and the Preferred D Dividend Preference, the "Preferred Dividend Preference"). In the event that the remaining Dividend Distribution following the distribution of the Preferred D Dividend Preference, the Preferred C Dividend Preference and the Preferred B Dividend Preference shall be insufficient for the distribution of the Preferred A Dividend Preference in full to all of the holders of Preferred A Shares, then the Dividend Distribution shall be distributed among the holders of Preferred A Shares on a pro rata pari passu basis in proportion to the amounts such holders would have received had the Dividend Distribution been sufficient for the distribution in full of the Preferred A Dividend Preference.

12.2.5
Fifth, after payment in full of the Preferred Dividend Preference, the remaining Dividend Distribution available for distribution, if any, shall be distributed pro rata among all the holders of Ordinary Shares and Preferred Shares of the Company (treating all Preferred Shares on an as converted basis).

Notwithstanding the Preferred Dividend Preferences stated in Articles 12.2.1 through 12.2.4 above, in the event that the aggregate Dividend Distributions shall equal or exceed US$136,900,000, then the foregoing Preferred Dividend Preference shall be disregarded with respect to the Preferred C Shares, the Preferred B Shares and the Preferred A Shares and the Dividend Distribution shall be distributed or allocated to all holders of Shares of the Company (other than the Preferred D Shares) on a pro rata (as converted) basis provided however that in the event that the aggregate Dividend Distributions shall provide the holders of the Preferred D Shares an amount per each Preferred D Share equal to the Preferred D Hurdle, or more, then the Preferred Dividend Preference shall also be disregarded with respect to the Preferred D Shares, and each Preferred D Shareholder shall instead receive for each Preferred D Share the greater of (x) its pro rata portion of any distribution and (y) the Preferred D Hurdle.

12.3
The Company shall give each holder of record of Preferred Shares written notice of any impending Liquidation, Distribution of Dividends or Deemed Liquidation event not later than ten (10) Business Days prior to the General Meeting called to approve such event or transaction, as applicable, or ten (10) Business Days prior to the closing of such event or transaction, as applicable, whichever is earlier, and shall also notify such holders in writing of the final approval of such event or transaction, as applicable. The first of such notices shall describe the material terms and conditions of the impending event or transaction, as applicable, and the provisions of this Article 12, and the Company shall thereafter give such holders prompt notice of any material changes. The event or transaction, as applicable, shall in no event take place sooner than ten (10) Business Days after the Company has given the first notice provided for herein or sooner than ten (10) Business Days after the Company has given notice of any material changes to the information provided in a notice provided for herein; provided, however, that such periods may be shortened upon the written consent of the Preferred Majority.

For the avoidance of doubt, the Preferred Shareholders may at any time prior to such distribution convert their shares into Ordinary Shares.

12.4	Conversion. The Preferred Shareholders shall have the Conversion Rights as follows:

12.4.1
Right to Convert. Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the Purchase Date of such Share, into such number of fully paid and nonassessable Ordinary Shares of the Company as is determined by dividing the applicable Original Issue Price for such class of Shares by the Conversion Price at the time in effect for such class of Shares. The initial Conversion Price per each Preferred Share shall be the Original Issue Price for such class of Shares, such that the initial Conversion Rate shall be one to one; provided, however, that the Conversion Price for each Preferred Share shall be subject to adjustment in accordance with any Recapitalization Event and pursuant to the anti-dilution provisions set forth herein.

12.4.2
Automatic Conversion. Notwithstanding anything to the contrary herein, each Preferred Share shall automatically be converted into fully paid and non-assessable Ordinary Shares at the then applicable Conversion Rate, upon: (i) a Qualified IPO, or (ii) upon the consent in writing of the majority of the outstanding Preferred Shares (including the holders of two thirds or more of the Preferred D Shares).

12.4.3
Mechanics of Conversion. Before any Preferred Shareholder shall be entitled to convert any Preferred Share into Ordinary Shares, the Preferred Shareholder shall surrender the certificate(s) thereof at the Office and shall give written notice to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such Preferred Shareholder a certificate(s) for the number of Ordinary Shares to which such Preferred Shareholder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Ordinary Shares as of such date. In the case of conversion pursuant to Article 12.4.2, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the occurrence of any of the events listed in Article 12.4.2 and subject to the actual occurrence of such event, and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Ordinary Shares as of such date; provided that the event does actually occur.

12.4.4
Conversion Price Adjustments of Preferred Shares. In the event that prior to the Qualified IPO, the Company issues any Additional Securities (as defined below) at a price per Share lower than the applicable Conversion Price of a class or series of Preferred Shares in effect immediately prior to such issuance, then upon each such issuance, the Conversion Price of such class shall be reduced, for no additional consideration, in accordance with the following formula:
CP2 = CP1 * (A+B) / (A+C)
in which:

CP2	=	the new Conversion Price.

CP1	=	the Conversion Price, as applicable, in effect immediately prior to such issuance of Additional Securities.

A	=
the number of Ordinary Shares deemed to be outstanding immediately prior to such issuance of Additional Securities (includes all Ordinary Shares outstanding, all Preferred A Shares, all Preferred B Shares, all Preferred C Shares and all Preferred D Shares outstanding, on an as-converted basis).

B	=	the aggregate consideration received by the Company with respect to such issuance of Additional Securities, divided by CP1.

C	=	the number of Additional Securities issued.

12.4.4.1
No adjustment of such Conversion Price pursuant to Article 12.4.4 above shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

12.4.4.2
In the case of the issuance of Additional Securities for cash, the consideration shall be deemed to be the amount of cash received therefor after giving effect to any discounts, finder’s fees, or underwriting commissions paid or incurred by the Company in connection with the issuance and sale thereof.

12.4.4.3
In the case of the issuance of Additional Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, as shall be determined in good faith by the Board.

12.4.4.4
In the case of the issuance of warrants or options to purchase, or rights to subscribe for, Additional Securities, or securities which by their terms are convertible into or exchangeable for Additional Securities or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, “Options”), the Additional Securities deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of issuance of such Options at a consideration equal to the consideration (determined in the manner provided in Articles 12.4.4.2 and 12.4.4.3), if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti-dilution adjustments) for the Additional Securities covered thereby provided, however, that if any options as to which an adjustment to the Conversion Price has been made pursuant to this Article 12.4.4.4 expire without having been exercised, then the Conversion Price shall be readjusted as if such Options had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article).

12.4.4.5
For purposes of Article 12.4.4, the consideration for any Additional Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Securities are issued or deemed to be issued pursuant to Article 12.4.4.4 above.

12.4.4.6
"Additional Securities" means any Securities issued by the Company following the Purchase Date of the Preferred D Shares, other than securities issued (the “Excluded Securities”): (i) pursuant to the ESOP and up to the ESOP Pool; (ii) upon conversion or reclassification of outstanding Preferred Shares; (iii) upon exercise of a warrant or other convertible security outstanding as at the date of adoption of these Articles, if any; and (iv) as dividend or bonus shares, distributed to all Shareholders on a pro-rata basis (provided that each Shareholder receives dividend shares of the same class and series as the class and series held by such Shareholder).

12.4.5
Recapitalization Event. If at any time or from time to time there shall be a Recapitalization Event (other than any actions under Article 12.4.4), and other than a Liquidation, Dividend Distribution or Deemed Liquidation under Articles 12.1 and 12.2 above, provision shall be made so that the Preferred Shareholders shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 12.4 with respect to the rights of the Preferred Shareholders after the recapitalization to the end that the provisions of this Article 12.4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

12.4.6
No Fractional Shares and Certificates as to Adjustments. No fractional Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

12.4.7
Computation. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Article 12.4, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Preferred Shareholder a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

12.4.8
Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Dividend or other Distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares, at least 15 Business Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Dividend Distribution or other right, and the amount and character of such Dividend Distribution or other right.

12.4.9
Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but un-issued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but un-issued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, then the Company will take such corporate action as may be necessary to increase its authorized but un-issued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

12.5
Voting Rights. Each Preferred Share shall initially have one (1) vote. The Preferred Shares shall vote together with the other Ordinary, and not as a separate class, in all General Meetings, except as required herein or by any applicable law, with each Preferred Share having votes in such number as if then converted into Ordinary Shares taking into account any adjustments under Article 12.4 (“on an as-converted basis”).

13.	General Provisions Regarding Shares

13.1
Subject to the rights of the Preferred Shareholders and of the Preferred Shares, and without prejudice to any special rights previously conferred by the issued outstanding Shares in the Company, the Company may issue Shares with such preferred or deferred rights of redemption or other special rights or such restrictions, whether concerning dividends, voting, repayment of share capital or otherwise, as may be determined by the Company from time to time.

13.2

13.2.1	Subject to the rights of the Preferred Shareholders and of the Preferred Shares,

with the exception of the rights granted in Articles 12, 14 and 16, the Company may change, convert, broaden, add to, vary, adversely affect or change in any other manner (“Change”) the rights, advantages, restrictions, and provisions attached to any class of the Company's Shares, only after receipt of the written consent of the holders of more than 75% of the issued and outstanding Shares, on an as-converted basis.  Any Change to any provisions of Articles 12, 14 and 16 shall require the written consent of the holders of (i) more than 75% of the issued and outstanding Shares, on an as-converted basis, (ii) more than 75% of all issued and outstanding Preferred C Shares, and (iii) more than two-thirds of all issued and outstanding Preferred D Shares.    Any changes to these Articles that would Change only one class of shares or class of Preferred Shares shall separately require written consent of the holders of more than 75% of the issued and outstanding Shares of the class so affected.  It is hereby clarified that the creation or issuance of any class of shares with rights that are equal or superior to any existing class of the Company's shares shall not constitute a Change which requires any consent under this Article 13.2.1.

13.2.2
Notwithstanding anything to the contrary herein, in addition to the consents required under the Articles, consent of the holders of two-thirds or more of the Preferred D Shares shall be required for any amendment of these Articles (including an amendment effected by merger, consolidation and other reorganization) that (i) adversely affects the rights, preferences and privileges of the Preferred D Shares, provided however that the creation or issuance of new class of shares with rights that are equal or superior to the Preferred D Shares shall not constitute an adverse Change to the rights of the Preferred D Shares and shall not require the consent of the holders of two-thirds or more of the Preferred D Shares (ii) reclassifies any existing issued shares of the Company into shares with preference over the Preferred D Shares, or (iii) increases or decreases the number of authorized Preferred D Shares.

13.2.3
Notwithstanding anything to the contrary herein, in addition to the consents required under the Articles, consent of the holders of 75% of the issued and outstanding Preferred C Shares shall be required for any amendment of these Articles (including an amendment effected by merger, consolidation and other reorganization) that (i) adversely affects the rights, preferences and privileges of the Preferred C Shares, provided however that the creation or issuance of new class of shares with rights that are equal or superior to the Preferred C Shares shall not constitute an adverse Change to the rights of the Preferred C Shares and shall not require the consent of the holders of 75% of the issued and outstanding Preferred C Shares (ii) reclassifies any existing issued shares of the Company into shares with preference over the Preferred C Shares, or (iii) increases or decreases the number of authorized Preferred C Shares.

13.2.4
Nothing in these Articles of Association will be construed as granting the holders of Preferred C Shares or the holders of Preferred D Shares the right to prevent, block, restrict, or otherwise condition or limit a Deemed Liquidation, provided that the Distributable Proceeds in such Deemed Liquidation are distributed or allocated among the Shareholders (including the holders of Preferred C Shares and the holders of Preferred D Shares, as applicable)

according to the applicable order of preference set forth in Article 12.1, including without limitation the payment in full or in part of the Preferred D Preference Amount and the Preferred C Preference Amount, as and if applicable, all in accordance with Article 12.1.

13.2.5	Subject to the provisions of Articles 13.2.1, 13.2.2, 13.2.3 and 13.2.4 above and Article 36 below, the Company may from time to time amend these Articles by Ordinary Resolution.

13.3
Aggregation of Shares. All Shares held by two or more Shareholders who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under these Articles for such Shareholders, including rights which are conditioned on the relevant Shareholder holding Shares representing a minimum percentage, etc.

13.4
Subject to the provisions of Articles 14 and 36 below and to the rights of the Preferred Shareholders and of the Preferred Shares, the un-issued Shares of the Company shall be at the disposal of the Board who may offer, allot, grant options over or otherwise dispose of Shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Board determine.

13.5	The Company may, subject to applicable law, issue redeemable shares and redeem the same.

14.	Preemptive Rights

14.1	Until the consummation of a Qualified IPO, and except:

(i)
to the extent the right to receive such offer has or shall have been waived in writing by a Qualified Shareholder who would otherwise be entitled thereto (such waiver being effective only with respect to such Qualified Shareholder waiving such right);

(ii)	for the issuance of Excluded Securities;

(iii)	for securities offered to the public in an IPO;

(iv)	for securities issued in connection with or as part of a Deemed Liquidation,
- the following provisions shall govern the issuance of any Securities of the Company.

14.2
If the Company proposes to issue Securities (the “Offered Securities”), it shall give each Qualified Shareholder a written notice of its intention to do so (the “Rights Notice”), describing the Offered Securities, the price and the general terms upon which the Company proposes to issue them. Each Qualified Shareholder shall have twenty (20) Business Days from delivery of the Rights Notice (the “Pre Emptive Period”) to agree to purchase all or any part of its pro-rata share of such Offered Securities, which will enable it to maintain its shareholding percentage of the issued and outstanding share capital of the Company (calculated on an as-converted basis) immediately prior to such issuance, for the price and upon the terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of Offered Securities which the Qualified Shareholder wishes to purchase.

14.3
If a Qualified Shareholder does not provide written notice of its intention to purchase its pro-rata share of the Offered Securities by the end of the Pre Emptive Period (a “Non-Accepting Shareholder”), each Qualified Shareholder that has notified the Company of its intention to purchase its pro-rata share of the Offered Securities (an “Accepting Shareholder”) shall have a right of over-allotment to purchase the Non-Accepting Shareholders portion of the Offered Securities (the “Available Securities”). The Company, within ten (10) days from end of the Pre Emptive Period, shall notify each Accepting Shareholder of its right to purchase the Available Securities. Each Accepting Shareholder shall then have ten (10) Business Days after such notice is delivered (the “Over Allotment Period”) to agree to purchase the Available Securities for the price and upon the terms specified in the Rights Notice, by giving written notice to the Company. If more than one Accepting Shareholder notifies the Company that it wishes to purchase the Available Securities, the Available Securities shall be allocated among such Accepting Shareholders pro-rata, according to the ratio of the number of issued shares owned by such Accepting Shareholder immediately prior to the issuance of Offered Securities (calculated on an as-converted basis), to the total number of shares owned by all Accepting Shareholders immediately prior to the issuance of Offered Securities, (calculated on an as-converted basis).

14.4
The pre-emptive rights set forth in this Article 14 may be waived only with the written consent of (i) the Preferred Majority; (ii)  the holders of 75% of all of the issued and outstanding Preferred C Shares and (iii) more than two-thirds of all issued and outstanding Preferred D Shares.

14.5
If the Qualified Shareholders fail to exercise in full their preemptive right by the end of the Over Allotment Period, then the Company shall have ninety (90) days after delivery of the Rights Notice to sell the unsold Offered Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold the Offered Securities within said ninety (90) day period the Company shall not thereafter issue or sell any Offered Securities without first offering such securities to the Preferred Shareholders in the manner provided above.

15.	Transfer, Transmission and Sale of Shares in the Company
Any Transfer of Securities in the Company shall be subject to the following provisions:

15.1
No Transfer of Shares shall be effective unless the Transfer is made in accordance with the provisions of this Article 15 and Articles 16, 17 and 20 below, provided, however, that the Board, at its discretion, may refuse to register any Transfer to any person or entity that is a competitor of the Company.

The Board shall not register or record a Transfer in the Shareholders Register, if such Transfer is effected in violation of these Articles.
Any purported Transfer in contravention of the provisions of these Articles relating to the Transfer of Shares shall be null and void.

Prior to the registration of a Transfer of Shares, the Board may require proof of compliance with the provisions of these Articles in respect of such Transfer. If the Board makes use of its powers under this Article 15.1 and refuses to register or otherwise record a Transfer of Shares, it must provide written notice to the contemplated transferee and to the transferor of such refusal within fourteen (14) days from the date the instrument or other deed of Transfer was furnished to the Company.

15.2
Each Transfer of Shares shall be made in writing in the form appearing below, or in a similar form, or in any form as may be determined by the Board from time to time. Such form of transfer shall be delivered to the Office together with the certificates representing the transferred Shares and any other reasonable proof the Board shall require.

Instrument/Deed of Transfer of Shares
I, _________ of __________ (the “Transferor”) do hereby transfer to ____________, of ________________ (the “Transferee”) _______ share(s) having nominal value of NIS ________ each one in Tufin Software Technologies Ltd., to hold unto the Transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the Transferee, do hereby agree to take said share(s) subject to the conditions aforesaid. As witness we have hereunto set our hands the ____ day of _____ 20__.

Transferee	Transferor

Address & Profession	Address & Profession

Witness to Transferee’s Signature	Witness to Transferor’s Signature

Address of Witness	Address of Witness

15.3
The instrument of Share transfer shall be executed by both the transferor and the contemplated transferee, and the transferor shall remain the registered holder of the Share until the name of the transferee is entered into the Shareholders Register in respect thereof.

15.4	The Board or whomever the Board shall appoint for this purpose, shall maintain a Shareholders Register. The ownership of Shares shall be in accordance with that appearing in the Shareholders Register.

15.5
The Shareholders Register may be closed at such dates and for such other periods as determined by the Board from time to time, provided that the Shareholders Register may not be closed for more than thirty (30) days per year.

15.6
Notwithstanding Article 16 below, upon the death of a Shareholder, the remaining holders (in the event that the deceased was a joint holder of a Share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the Share or was the only one of the joint holders of the Share to remain alive) shall be recognized by the Company as the sole holders of any title to the Shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a Share from any obligation with respect to the Share that the deceased held jointly with any other holder.

15.7
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a Shareholder in respect of such Share upon the consent of the Board (which has the authority to refuse pursuant to Article 15.1 above) or, instead of being registered himself, to transfer such Share to another person, subject to the provisions contained in Article 15.1 above and elsewhere in these Articles with respect to Transfers.

15.8
A person becoming entitled to a Share in consequence of the death of a Shareholder shall not be entitled to receive notices of General or Class Meetings, or to participate or vote thereat with respect to that Share, or to exercise any right of a Shareholder, until such person has notified the Company of his entitlement and has been recorded in the Shareholders Register as the registered holder of such Share. Subject to compliance with the foregoing provisions, the Company shall record such person in the Company’s Shareholders Register no later than 30 days following receipt of such notice.

15.9
Additionally, each Transfer of Shares shall be subject to and conditioned upon the transferee undertaking in writing and in advance, to be bound by such terms of any contractual obligations with respect to the transferred Shares by which the transferor was bound immediately prior to the Transfer, including under any agreements to which the Company is also a party, and the Company shall not record nor otherwise give any force or effect to any Transfer made not in violation of this Article 15.9.

16.	Right of First Refusal

16.1	Until an IPO, each Preferred Shareholder shall have a right of first refusal with respect to a Transfer of all or any of the Securities of the Company by any Shareholder (the "ROFR Transferor").

16.2
Any ROFR Transferor proposing to Transfer all or any of its Securities (the “Offered Shares”) shall first provide the Preferred Shareholders with an offer stating the identity of the ROFR Transferor and of the transferee and the terms of the proposed Transfer (the “Offer”). Each Preferred Shareholder may accept such Offer in respect of any portion of the Offered Shares (“Accepting Preferred Shareholder") by giving the Company notice to that effect within fourteen (14) Business Days after being served with the Offer (the “ROFR Period”, and an “Acceptance”, respectively).

16.3
If the Acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the Accepting Preferred Shareholders shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of the Company's issued and outstanding share capital (calculated on an as-converted basis), provided, however, that no Accepting Preferred Shareholder shall be entitled or shall be forced to acquire under the provisions of this Article 16 more than the number of Offered Shares initially accepted by such Accepting Preferred Shareholder under the Acceptance, and upon the allocation to it of the full number of Offered Shares so accepted, such Accepting Preferred Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any Offered Shares remaining after the computation of such respective entitlements shall be re-allocated among the remaining Accepting Preferred Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

16.4
If the Acceptances are in respect of less than all of the Offered Shares, then the Accepting Preferred Shareholders shall not be entitled to acquire the Offered Shares, and the ROFR Transferor, at the expiration of the aforementioned fourteen (14)-business day period, shall be entitled to Transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the ROFR Transferor Transfer any of the Offered Shares to any transferee other than such proposed transferee(s) or Transfer the same on terms more favorable to the transferee(s) than those stated in the Offer, provided, further, that any Offered Shares not Transferred within ninety (90) days after the expiration of such ROFR Period, shall again be subject to the provisions of this Article 16.

16.5
The ROFR Transferor shall be bound, upon payment of the offer price, to Transfer to the Accepting Preferred Shareholders the Offered Shares which have been allocated to the Accepting Preferred Shareholders pursuant to this Article 16. If, after becoming so bound, the ROFR Transferor defaults in Transferring the Offered Shares, the Company may receive the purchase price therefor and the Transferor shall be deemed to have appointed any member of the Board as his agent to execute a Transfer of the Offered Shares to the Accepting Preferred Shareholders and, upon execution of such Transfer, the Company shall hold the purchase price therefor in trust for the ROFR Transferor.

17.	No Sale
Each Founder may Transfer up to 100,000 Shares held by such Founder in each twelve (12) month period, subject to the right of first refusal contained in Article 16 above and the Co-Sale rights contained in Article 20, provided that other than the foregoing Shares, neither Founder may Transfer any other Shares.

18.	Bring Along

18.1
Notwithstanding Articles 16 and 17 above and without limitation of any provision of applicable law, but subject to Article 36, if, at any time prior to an IPO, Shareholders holding the Preferred Majority accept (either by vote or in writing) an offer to sell all of their Shares to a third party, and such offer is conditioned upon the sale of all remaining outstanding Shares to such third party (the “Purchase Offer”), then all remaining Shareholders (including the Founders) shall be required to sell their Shares in such transaction, on the same terms and conditions of the Purchase Offer, provided that such Purchase Offer shall be distributed or allocated in accordance with Article 12.1 above.

18.2	The majority set forth in Article 18.1 above for Shareholders accepting the Purchase Offer shall be deemed the majority required under Section 341(d) of the Companies Law.

18.3
Each Shareholder hereby agrees to vote in favor of any resolution brought before a General and/or Class Meeting in order to consummate the transaction contemplated in the Purchase Offer, and to take all steps and actions, including signing all documents and delivery of Share certificates, as are required to fully effect such transaction and hereby waives any appraisal rights with respect thereto.

18.4
Without derogating from Article 18.3 above, all Shareholders shall be deemed to have given an irrevocable proxy to such person as shall be designated by the Shareholders who accepted the Purchase Offer to vote for, and sign all documents in connection with, the acceptance of such Purchase Offer and at the closing of such Purchase Offer all of the Shareholders will transfer all their Securities to such person or entity at the same price and terms as the Purchase Offer. If a Shareholder fails to surrender its Share certificate, or any other instrument evidencing its Securities in connection with the consummation of the Purchase Offer, such certificate or instrument shall be deemed canceled, the Company shall be authorized to issue a new certificate or instrument in the name of the person making the Purchase Offer, the Board shall be authorized to establish an escrow account into which the consideration for such canceled Securities shall be deposited and a trust to administer such account.

18.5
The Company shall not issue any Securities, or effect any Transfer of Securities by any Shareholder until it has satisfactory evidence that such subscriber or transferee (to the extent not a Shareholder prior to the issuance or Transfer) shall be bound by, and be subject to, the provisions of this Article 18.

19.	Exemptions

19.1
The right of first refusal and the right to bring along set forth in Articles 16 and 18 above, respectively, shall not apply to Transfers of Securities from a Shareholder to the Permitted Transferees of such Shareholder, back to the original Shareholder and/or to a Permitted Transferee of such Permitted Transferee, provided, that such Permitted Transferee remains within the definition of a Permitted Transferee of the Transferor.

19.2
In addition to and without derogating from the above, a Transfer of Shares held by any trustee pursuant to an ESOP to any participant of the ESOP, shall not be subject to the rights of first refusal set forth in these Articles.

20.	Right of Co-Sale
Notwithstanding any provision to the contrary herein, the Preferred Shareholders shall be entitled to participate, on a pro rata basis and on identical terms, in any Transfer of Shares (the "Transferred Shares") by any Founder or other members of management (holding a title of vice president or higher) (the “Co-sale Transferor”), according to the following provisions:

20.1
Exercise of Right. If the Transferred Shares intended to be sold by the Co-sale Transferor are not acquired pursuant to the rights of first refusal set forth in these Articles, the Preferred Shareholders (hereinafter the “Offerees”), shall have the right, exercisable by written notice to the Co-sale Transferor within the ROFR Period, to require the Co-sale Transferor to provide as part of his proposed sale, that such Offeree shall be given the right to participate in the sale in a pro rata proportion (the “Offeree Pro-Rata Share”) equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the sale, by (ii) a fraction, the numerator of which is the number of Shares owned by such Offeree at the time of the sale and the denominator of which is the total number of Shares owned by all Preferred Shareholders at the time of sale, on the same terms and conditions as the Co-sale Transferor. If any Offeree exercises its rights hereunder, the Co-sale Transferor must cause the purchaser of the Offered Shares (the “Buyer”) to purchase, as part of the sale agreement, the Offeree Pro Rata Share (or any part thereof chosen by such Offeree to be sold, if it gave notice with respect to less than its Pro-Rata Share), and the Co-sale Transferor shall not proceed with such sale unless such Offeree is given the right to so participate in the sale.

20.2
If an Offeree does not respond to the Offer by the end of the ROFR Period clearly stating its wish to participate in the sale, such Offeree shall be deemed to have declined waived its co sale right under this Article 20.

20.3
The Co-sale Transferor shall be entitled to sell all, or the appropriate pro rata portion (together with the participating Offerees’ Shares), as applicable, of the Offered Shares, to the Buyer at any time within ninety (90) days after the lapse of the ROFR Period. Any such Transfer shall be on not less favorable terms and conditions to the Buyer than those specified in the Offer. Any of the Co-sale Transferor’s Shares in the Company not so sold within such 90-day period shall continue to be subject to the requirements of this Article 20.

20.4
The exercise or non-exercise of the right to participate hereunder with respect to a particular sale by a Co-sale Transferor shall not adversely affect the right of the Preferred Shareholders to participate in subsequent sales by shareholders pursuant to this Article 20.

20.5
Notwithstanding the aforesaid, if any Transfer proposed to be made by shareholder, in one or more related transactions, shall result in a change in Control of the Company, then the Co-sale Transferor shall, prior to effecting such Transfer, notify the Offerees of same, and the Offerees shall be entitled to participate in such transaction(s) and effect a Transfer of all of their Securities in the Company (on an as-converted basis) in accordance with the provisions of this Article 20.

20.6
If a shareholder purports to effect a Transfer of any Securities in contravention of the provisions of these Articles (the “Defaulting Shareholder” and a “Prohibited Transfer”, respectively), then: (i) the Company shall not record the sale and Transfer in the Shareholders Register nor otherwise give any force or effect to such Prohibited Transfer, and (ii) in addition to the Company’s obligation in (i) herein, the Offerees may proceed to protect and enforce their rights herein by suit in equity or by action at law against the Defaulting Shareholder, whether for the specific performance of any provision contained herein or for an injunction against the breach of any such provision, or to enforce any other legal or equitable right of the Offerees.

20.7	Notwithstanding anything to the contrary in this Article 20, for the purposes of this Article 20, reference to a Shareholder shall include the Shareholder’s Affiliates

21.	Modification of Capital
Subject to the rights of the Preferred Shareholders and further subject to the provisions of Article 13.2 above and Article 36 below, the Company may, from time to time, by Ordinary Resolution:

21.1	consolidate and divide its share capital or a part thereof into shares of greater value than its existing Shares;

21.2	cancel any Shares which have not been purchased or agreed to be purchased by any Person;

21.3
by subdivision of its existing Shares, or any of them, divide the whole, or any part, of its Share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

21.4	reduce its Share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

21.5	reclassify all or any part of its share capital, regardless if such Shares are issued or not; or

21.6
increase its Share capital, regardless of whether or not all of its Shares have been issued, or whether the Shares issued have been paid in full, by the creation of new shares, divided into shares in such nominal value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution.

22.	Registered Holder

22.1
If two (2) or more Persons are registered as joint holders of a Share, they shall be jointly and severally liable for any calls or any other liability with respect to such Share. However, with respect to voting, powers of attorney and furnishing notices, the joint holder registered first in the Shareholders Register shall be deemed to be the sole owner of the Share, unless all the registered joint holders of such Share shall notify the Company in writing that another one of them is to be treated by the Company as the sole owner of such Share, as aforesaid.

22.2
If two (2) or more Persons are registered together as holders of a Share, each one of them shall be permitted to give receipts binding all the joint holders for Dividends or other amounts and distributions made in connection with such Share(s), and the Company shall be permitted to pay all Dividends, distributions or other amounts due with respect to the Share(s) to one (1) or more of the joint holders, as it shall deem fit.

22.3	If, by the terms of issuance of any Share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the then registered holder of the Share or by his administrators.

22.4
The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof of the registered holder.

23.	Share Certificates

23.1
Each Share certificate evidencing title to Shares shall carry the signature of at least one (1) Director and/or of any other Person(s) authorized thereto by the Board, together with the rubber stamp or printed name of the Company.

23.2
A Shareholder shall be entitled to receive from the Company, without payment, one (1) certificate for each class of Shares held by such Shareholder, containing the number of Shares registered in the name of such Shareholder, their class and serial numbering. Shares of different classes may not be included in the same certificate. A Shareholder who has Transferred a portion of his Shares shall be entitled to a certificate representing the balance of his Shares, without charge, against the surrender of the original Share certificate issued thereto or evidence of loss or destruction of such Share certificate, to the extent that a Share certificate was in fact originally issued.

23.3
For joint holders of a Share(s), the Company shall not be obligated to issue more than one (1) certificate to all such joint holders, and the delivery of such a certificate to one (1) of the joint holders shall be deemed to be a delivery to all of the joint holders. Delivery of the Share certificate to the joint holder first named on the Shareholders Register in respect of such joint ownership shall be deemed delivery to all joint holders.

23.4	If a Share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms as to evidence and indemnity, if any, as the Board may deem fit.

24.	Calls

24.1
No Person shall be entitled to any right as a Shareholder of the Company (including without limitation the right to receive Dividends or to vote in the Company’s General or Class Meetings) with respect to Shares not fully paid for according to their terms of issuance, except as otherwise agreed to by the Company (following approval of the Board) and such Person.

24.2
The Board may make calls for payment from Shareholders of the amount due and not yet paid up on their shares as the Board shall deem fit, provided that the Company gives the Shareholders a prior notice of at least fourteen (14) days on every call. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company's notice. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to above), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares of the Shareholder in respect of which such call was made

24.3	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share and all interest payable thereon in full.

24.4
If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is actually paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

24.5
Any amount that, according to the conditions of issuance of a Share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.

24.6
At the time of issuance of shares the Board may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

24.7
The Board may, if it deems fit, accept from any Shareholder for his Shares any amount of money not yet payable, and may approve the payment by the Company of (i) interest for that advance until the day on which such amount would be payable, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the Shares for which the Shareholder has paid in advance from the date of such payment. The Board may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty.

25.	Forfeiture of Shares

25.1
If a Shareholder fails to pay any amount payable by virtue of a call, installment of a call, or interest thereon on the day appointed for payment thereof, the Board may, at any time thereafter so long as any part of such call, installment or interest remains unpaid, forfeit all or any of the Shares in respect of which such payment was called for. Any interest which may have accrued and any expenses that were incurred as a result of such non-payment (including without limitation attorneys' fees and costs of legal proceedings) shall be added to, and shall for all purposes (including the accrual of interest thereon) constitute part of the amount payable to the Company in respect of such call.

25.2
Following the adoption of a resolution as to the forfeiture of a Shareholder's Share, a notice which specifies a date not less than fourteen (14) days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment shall be given to such Shareholder. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be de facto forfeited.

25.3	The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited Shares.

25.4	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board deems fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board deems fit.

25.5
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall notwithstanding remain liable to pay, and shall promptly pay, to the Company all amounts which, at the date of forfeiture, were payable by him to the Company in respect of the shares, together with interest thereon from the time of forfeiture until actual payment at the rate prescribed above.

25.6
The forfeiture of a Share shall cause, at the time of forfeiture, the cancellation of all such Shareholder’s rights in the Company and of any claim or demand against the Company with respect to that Share, and of other obligations that the Company may have towards such Shareholder with respect to such Share.

25.7
The Person to whom the forfeited Share may be sold shall be registered as the holder of the Share and his title to the Share shall not be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

25.8
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of a premium, as if the same had been payable by virtue of a call duly made and notified.

26.	Lien

26.1
The Company shall have a lien and first pledge on every Share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the Share. The lien on a Share shall also apply to Dividends and other distributions payable on it. The Board may exempt any Share, in full or in part, temporarily or permanently, from the provisions of this Article 26.

26.2
The Company may sell any Share on which it has a lien in any manner the Board deems fit, but such Share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until fourteen (14) days have passed after written notice has been given to the registered holder at that time of the Share, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

26.3
The net proceeds of the sale, after payment of the costs thereof, shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments in respect of such Share as aforesaid in the preceding Article (whether or not the same have matured), and the remainder, if any, shall be paid to whoever is entitled to the Share on the day of the sale.

26.4	After the execution of a sale of pledged Shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold Shares and to register the purchaser's name in the Shareholders Register as the owner of the Shares so sold, and it shall not be the obligation of the purchaser to supervise the application of the purchase price nor will his right in the Shares be affected by any fault or error in the procedure of sale.
General Meetings

27.
The Company shall not have to hold an Annual General Meeting except to the extent necessary for purpose of appointing the Company’s Auditors. Any Annual General Meeting, to the extent convened, shall be held at least once every year, at such place and time as may be prescribed by the Board, but in any event not more than fifteen (15) months after the preceding General Meeting. The Company shall hold an Annual General Meeting at such time and place as prescribed by the Board. The Company shall hold Special General Meetings and Class Meetings if and when called.

28.	A General Meeting may be convened in the manner provided by the Companies Law.

29.	Notices of General Meetings.
Notices of General Meetings shall be given as follows:

29.1
A prior notice of at least seven (7) days and no more than 45 days of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

29.2	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

29.3
Non-receipt of a notice, given as aforesaid, or the accidental omission to give notice of a meeting to any Shareholder, shall not invalidate the resolution passed or the proceedings held at the relevant meeting.

29.4
With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene General Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

30.	Proceedings At General Meetings.

30.1	The General Meeting shall have the right to discuss and vote on such matters as set forth in these Articles and the Companies Law.

30.2
Quorum. No matter shall be discussed at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, two or more Shareholders present, personally or by proxy, who hold or represent in the aggregate the majority of the voting rights in the Company, on an as converted basis, shall constitute a quorum for General Meetings.

30.3
If within half an hour from the time appointed for the General Meeting a quorum is not present, the General Meeting, shall stand adjourned to the same place and time two (2) Business Days from the date of the original General Meeting. If a notice of the adjourned General Meeting has been given to the Shareholders, and a quorum is not present at the adjourned General Meeting within half an hour from the time appointed for the General Meeting, one or more Shareholder(s) present personally or by proxy, shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the General Meeting was convened.

30.4
The Chairman or a director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the General Meeting. If there is no such Chairman, or if at any General Meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the General Meeting or is unwilling to act as chairman, the Shareholders present shall choose someone of the Shareholders present to be chairman.

30.5
The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any Class Meeting, provided, however, that the requisite quorum at any such Class Meeting shall be one or more Shareholders present in person or proxy and holding not less than fifty percent (50%) of the issued and outstanding shares of such class.

31.	Vote By Shareholders.

31.1
Every resolution put to the vote at a General Meeting shall be decided by a count of votes. Subject to any provision in the Companies Law or in these Articles requiring a higher or other specified majority, all resolutions shall be passed as Ordinary Resolutions (calculated on an as-converted basis). A declaration by the chairman that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31.2
Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one (1) vote for each Share held by it on an as converted basis; provided that, no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all amounts then due to the Company from him with respect to his Shares.

31.3	If the number of votes for and against is equal, the chairman of the General Meeting shall not have a casting vote, and the resolution proposed shall be deemed rejected.

31.4
In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a Share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Shareholders Register.

31.5
An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such General Meeting or at such adjourned General Meeting wherein that Person was supposed to vote, and every vote not disqualified at such a General Meeting shall be valid for each and every matter. The chairman of the General Meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

31.6
A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

31.7
A Shareholder which is a corporation shall appoint a person who it shall deem fit to be its representative at every General Meeting of the Company. The representative appointed as aforesaid shall be entitled to exercise on behalf of the Shareholder he represents all the powers that the Shareholder itself could have exercised as if it were a natural person.

31.8	In every vote, a Shareholder entitled to vote as set forth in these Articles, shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder.

31.9
Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all Persons participating in the General Meeting can hear each other and participation in a General Meeting pursuant to this Article shall constitute presence in person at such General Meeting.

31.10
Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such General Meeting.

31.11
A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific General Meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

"I, [Name of Shareholder], of [Address of Shareholder], a Shareholder holding shares in ______________ Ltd. hereby appoint [Name of Proxy] of [Address of Proxy] as my proxy to vote in my name and place at the General Meeting of the Company to be held on _________, and at any adjournment thereof.
In witness whereof signed by me this day of ______,____

Appointor's Signature"

31.12
Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, not less than 24 hours before the time appointed for the General Meeting or adjourned General Meeting wherein the Person referred to in the instrument is appointed to vote, or presented to the chairman at the General Meeting in which such Person shall vote that Share. An instrument appointing a proxy which is not limited in time shall expire twelve (12) months after the date of its execution; if the appointment shall be for a limited period (whether limited by time or until the occurrence of a certain event), whether in excess of twelve (12) month or not, the instrument shall be for the period stated therein.

31.13
A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the Transfer of the Shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office not less than 24 hours before the General Meeting took place. A facsimile transmission of the letter of appointment or power of attorney or other certificate shall be sufficient for the purpose of the General Meeting(s) for which it is intended.

31.14
A Shareholder is entitled to vote by a separate proxy with respect to each Share held by him, provided that each proxy shall have a separate letter of appointment specifying the number of Share(s) with respect to which such proxy is entitled to vote.

31.15
Subject to the provisions of any law, a resolution in writing signed by all Shareholders entitled to vote with respect to such Shares at General Meetings, or a resolution as aforesaid agreed upon by facsimile or e-mail, shall have the same validity as any resolution carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile or e-mail to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board Of Directors

32.	Composition of the Board

32.1	Number of Directors. The number of Directors shall consist of no less than one (1) directors and no more than seven (7) directors to be appointed and/or nominated as follows:

32.1.1	two (2) Directors shall be appointed, removed and replaced by the Majority Preferred A Shareholders (the “Preferred A Director(s)”);

32.1.2	one (1) Director shall be appointed, removed and replaced by the Preferred B Investor (the “Preferred B Director”);

32.1.3	two (2) Directors shall be appointed, removed and replaced by the holders of a majority of the Ordinary Shares (the “Ordinary Director(s)”); and

32.1.4	two (2) Director shall be an industry expert appointed, removed and replaced by unanimous consent of the other members of the Board.

32.2	Chairman of the Board. The Chairman shall be designated and appointed by a majority of the Directors.

32.3
Appointment Instrument. Appointment, removal and replacement of Directors shall be effected by furnishing written notification to the Company, and shall become effective on the date fixed in such notice, or if not date is fixed, then on the date of receipt of such notification by the Company.

32.4	If any Director is not designated or appointed, or if the office of any Director is vacated,

the other Directors may act in every way and manner provided for under these Articles and the Companies Law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

32.5
Alternate Director. Any Director is entitled, to appoint an alternate director, subject to the provisions of the Companies Law. Any Person, including a Director or an alternate director, may be such alternate Director (an “Alternate Director”), if such Person is qualified to serve as a director of the Company. Any Alternate Director shall have a vote equal to the votes of the Directors that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested in the Directors he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of the Director, or upon the vacation of office, for any reason, of, the Directors he substitutes, or upon the occurrence of one of the situations stated in Article 32.8 below in relation to such Alternate Director. Notwithstanding the foregoing, the appointment of an Alternative Director by the Preferred B Director shall not be effective unless approved by Marker TF Investments Ltd. in advance.

32.6	A Director shall not be required to hold Shares in the Company.

32.7
A Director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a Director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

32.8	Subject to the provisions of the Companies Law or these Articles, the tenure of office of a Director shall automatically be terminated upon the occurrence of one of the following:

32.8.1	if the Director becomes bankrupt;

32.8.2	if the Director is declared insane or becomes of unsound mind;

32.8.3	if the Director resigns by an instrument in writing delivered to the Company; or

32.8.4	upon the death of the Director, and if the Director is a corporation or other entity, upon the liquidation of such corporation or other entity.

32.9
Directors shall not receive any remuneration from the Company's funds, unless otherwise resolved by the General Meeting, and at a rate decided by such resolution. The Directors shall be entitled to reimbursement of their expenses in the course of their performance of their duties as Directors, including expenses in relation of participating in Board meetings, all as shall be determined by the Board.

32.10
The Preferred D Investors shall be entitled to appoint one non-voting board observer to the Board and to the board of directors of each material subsidiary (the "Preferred D Designee"). The Preferred D Designee shall be invited to all Board meetings and receive all notices, minutes consents and other information provided to members of the Board.

32.11	The Preferred D Designee will be reimbursed for the reasonable costs and expenses of transportation and accommodations associated with attending each Board meeting.

33.	Powers and Duties of Directors

33.1
The Board shall determine and direct the Company's policy and shall supervise and inspect the performance of the CEO or General Manager and his or her actions and responsibilities. The Board shall be entitled to exercise the Company's powers and authorities pursuant to the applicable provisions of the Companies Law and these Articles. For the avoidance of doubt, all decisions regarding appointment or dismissal of the Company's senior management may be made by the CEO or other management members.

33.2
Without limiting the generality of the preceding provision, the Board may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum of money for the purposes of the Company, and it may cause the Company raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

34.	Proceedings and Functions of the Board of Directors

34.1
The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with these Articles. The Board will meet at least once in each fiscal quarter.

34.2
Quorum. The presence of a majority of the Directors then in office at the opening of a Board meeting, one of whom must be a Preferred A Director, one of whom must be a Preferred B Director, and one of whom must be an Ordinary Director, shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same place and time three (3) Business Days from the date of the original meeting, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the presence of at least two (2) Directors then in office at such adjourned meeting, one of whom must be a Preferred Director, and one of whom must be an Ordinary Director, shall be deemed a quorum.

34.3
The Board may delegate any of its powers to committees and may from time to time revoke such delegation; provided that such delegation does not contradict Section 112 of the Companies Law; and provided further that the Preferred B Director shall be a member of every such committee if he/she elects to do so. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with the provisions of these Articles relating to the Board.

34.4
Directors or members of a committee of the Board may participate in a meeting of the Board or the committee, as applicable, by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

34.5	Each director may at any time request that a Board meeting be called and the Chairman shall call such a meeting upon such request.

34.6
Any notice of a Board meeting shall be given in writing in accordance with the notice provisions of these Articles, and shall include reasonable detail of the issues of such meeting. Notice shall be given at least three (3) Business Days before the time appointed for the meeting, unless all Directors at that time agree to a shorter notice, or waive notice altogether. Despite anything to the contrary in these Articles, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened despite such defective notice following such waiver.

34.7
Subject to the provisions of Article 36 below, issues raised before all meetings of the Board shall be decided by the majority of the Directors present and entitled to vote at the meeting of the Board.

34.8
A resolution in writing signed or agreed to in writing (including by facsimile or e-mail) by all of the Directors entitled to participate and vote on the issue at stake (or any respective Alternate Directors) shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held.

34.9
Subject to the provisions of applicable Law, all actions performed bona fide by the Board or by any Person acting as Director or as an Alternate Director shall be as valid as if each and every such Person were duly and validly appointed and fit to serve as a Director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a Person acting as aforesaid, or in his qualifications so to serve.

34.10
The Board shall cause minutes of all General Meetings of the Company, Board meetings and meetings of any committee of the Board, to be taken which minutes shall include at least the following items, if applicable: the names of the Persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as prima facie evidence of the accuracy of the contents of the minutes.

35.	Personal Interest

35.1	All transactions and actions in which an Office Holder in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law and Article 36 below.

35.2	Prior to the approval of any such transaction with an Officer Holder, the Office Holder having a personal interest in a transaction with the Company or in a transaction with another Person in which the Office Holder has a personal interest, shall disclose to the Company in advance all of the relevant facts of his personal interest in the proposed transaction.

36.	Protective Provisions

36.1
Except as otherwise provided in these Articles, until a Qualified IPO, the Company shall not, without the consent of the Preferred Majority, or, if the decision is taken solely at the Board level under applicable Law, the consent of one (1) Preferred A Director and the Preferred B Director to take any action that:

36.1.1
subject to Articles 13.2.1, 13.2.2, 13.2.3, and 13.2.4 amends or otherwise modifies or waives any rights under these Articles or recapitalizes any of the Company’s Shares, other than share splits, share dividends, and other technical changes in the Company's share capital;

36.1.2
subject to Articles 13.2.1, 13.2.2, 13.2.3, and 13.2.4 alters or changes the rights, preferences, or privileges of any class or series of the Preferred Shares, in any manner whatsoever, including, without limitation, by merger, consolidation or acquisition of the Company;

36.1.3
subject to Articles 13.2.1, 13.2.2, 13.2.3, and 13.2.4 creates (by reclassification or otherwise) or issues any class or series of shares or other Securities of the Company, having rights, preferences or privileges senior to or on parity with any class of the Preferred Shares in any respect;

36.1.4	increases or decreases the authorized number of Ordinary or Preferred Shares or any series of Preferred Shares;

36.1.5	effects a Liquidation, Deemed Liquidation, or other winding up of the Company or the cessation of all or substantially all of the business of the Company;

36.1.6	results in the payment or declaration of any dividend on any Ordinary Shares or Preferred Shares.

36.1.7
results in the redemption of any Preferred Shares or Ordinary Shares (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase Shares upon the termination of services);

36.1.8	results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold;

36.1.9	effects an IPO other than a Qualified IPO;

36.1.10	involves any transaction with an Interested Party;

36.1.11	effects any material change in the business of the Company;

36.1.12	without derogating from sub-parts 36.1.5 and 36.1.8 above, for so long as the outstanding Preferred Shares represent at least seven percent (7%) of the issued and outstanding Shares on a fully diluted basis, involves the Transfer or license of any material asset in excess of $50,000 including intellectual property rights of the Company, or any substantial part thereof, other than in the ordinary course of business;

36.1.13	effects an acquisition of assets, other than acquisitions for less than US$300,000 per acquisition;

36.1.14	approves any loans or advances to employees or other than in the ordinary course of business as travel advances;

36.1.15	increases or decreases the authorized size of the Board as provided hereunder; and

36.1.16
guaranties an obligation of another or creates or approves any mortgage, pledge or other security interest on any material asset, other than in the ordinary course of business, of the Company or a subsidiary.

36.2	The same consents as set out in Article 36.1 above shall be required, mutatis mutandis, for any of the actions listed therein taken by, or with respect to, any subsidiary of the Company.

36.3
The ESOP Pool may not be increased by more than 1,000,000 Ordinary Shares per calendar year in the aggregate ("Annual Increase") (i.e. any unutilized portion of the Annual Increase may be carried over to subsequent calendar years) without the consent of the holders of: (i) the Preferred Majority; (ii)  the holders of 75% of all of the issued and outstanding Preferred C Shares; and (iii) at least two-thirds of the issued and outstanding Preferred D Shares, on an as-converted basis, and provided that any increase of the ESOP Pool shall be subject to the approval of the Board.

36.4
The definition of "Deemed Liquidation" in these Articles may not be amended without the written consent of: (i) the holders of the Preferred Majority; (ii) the holders of 75% of all issued and outstanding Preferred C Shares; and (iii) the holders of two-thirds or more of the Preferred D Shares.

General Provisions Relating To Management Of The Company

37.	Local Management

37.1	The Board may organize from time to time arrangements for the management of the Company's business in any particular place, whether in Israel or abroad, as it shall deem fit.

37.2
The Board may appoint any Person to be a member of such local management, or to be an agent, terminate such Person’s appointment at any time, and decide such Person’s manner of compensation and scope of authority.

38.	CEO, General Manager, President, Secretary, Other Officers And Attorneys

38.1	The Board may from time to time appoint one or more Persons, whether or not he is a Director, as the CEO of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in these Articles and any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company's affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time, subject to the provisions of applicable law, grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

38.2
Subject to the provisions of these Articles, the Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such Persons. The Board may determine the powers and duties of such Persons, and may demand security in such cases and in such amounts as it deems fit.

38.3
Subject to the provisions of these Articles, the wages and any other compensation of the CEO and other managers, or officers shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company's turnover or of any other company in which the Company has an interest, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

38.4
The Board may from time to time directly or indirectly authorize any company, firm, Person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the Persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

39.	Registers

39.1	The Company shall keep such registers as required by the Companies Law, including but not limited to the Shareholders Register and a register of Directors.

39.2
The Company may, subject to and in accordance with the provisions of the Companies Law and these Articles, keep in every other country where those provisions shall apply, branch register(s) of Shareholders and/or directors living in that other country as aforesaid, and exercise any other powers referred to in the Companies Law with respect to such branch registers.

40.	Stamp and Signatory Rights

40.1	The Company shall have at least one stamp.

40.2
Subject to the provisions of these Articles, the Board may designate any Person(s) (even if they are not members of the Board) to act and sign in the name of the Company, and to apply the Company's stamp; the acts and signature of such a Person(s) shall bind the Company, insofar as such Person(s) have acted and signed within the limits of their authority.

40.3	The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

41.	Books of Account, Accounts and Audit

41.1	The Board shall, to the extent required under applicable law or by these Articles, cause correct accounts to be kept:

41.1.1	of the assets and liabilities of the Company;

41.1.2	of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

41.1.3	of all purchases and sales made by the Company.

41.2	Subject to these Articles, the account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the Directors.

41.3
Subject to these Articles, the Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders and no Shareholder other than a Director shall have any right to inspect any account book or document of the Company except as conferred by the Companies Law or authorized by the Board and provided that such Shareholder has entered into confidentiality undertakings reasonably satisfactory to the Board.

41.4	Auditors shall be appointed and their function shall be set out in accordance with applicable Law.

41.5
The Company shall prepare annual financial reports that shall include a balance sheet, a profit and loss account and cash flow statement for the period after the preceding financial year, all as required by applicable Law.

42.	Notices

42.1
A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by first class mail, facsimile or electronic mail, addressed to such Shareholder at its address, wherever situated, as appearing in the Shareholders Register.

42.2
A notice or any other document may be served by any Shareholder or other Security holder upon the Company either personally or by sending it by first class mail, facsimile or electronic mail, addressed to the Company at its Office.

42.3
All notices directed to be given to the Shareholders shall, with respect to any Shares to which Persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to all joint holders of such Share.

42.4
A notice may be given by the Company to the Persons entitled to a Share in consequence of the death or bankruptcy of a Shareholder by sending it by first class mail, postage prepaid, by facsimile or electronic mail, addressed to them by name, at the address, if any, furnished for the purpose by the Persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.5
A Shareholder registered in the Shareholders Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the Shareholders Register shall be entitled to receive any notice from the Company.

42.6
Any notice or other document, (i) if delivered personally, shall be deemed to have been served on the next Business Day after delivery, (ii) if sent by internationally recognized overnight courier, freight prepaid, shall be deemed to have been served on the next Business Day after delivery; (iii) if sent by facsimile, shall be deemed to have been served on the next Business Day after delivery, if facsimile transmission is confirmed; and (iv) if sent by electronic mail, shall be deemed to have been served on the date of written acknowledgment of receipt of such e-mail by the recipient, provided that, if no written or electronic mail confirmation is delivered by the recipient of such notice to the sender thereof within 24 hours following the delivery of such notice, such notice shall have to be resent via facsimile and shall be deemed to have been served or delivered on the next Business Day following the date that such notice was resent via facsimile. A notice that is defectively addressed or that otherwise fails to comply with the provisions of this Article 42.6 shall nevertheless be deemed to have been served if and when actually received by the addressee.

42.7
In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

42.8
In addition to furnishing a notice pursuant to the above Article, and without derogating from such obligation, the Company may furnish a notice to the Shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

43.	Dividends

43.1
Subject to these Articles and the provisions of Sections 301 through 311 (inclusive) of the Companies Law, the Company, at a General Meeting and upon the recommendation of the Board, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits under these Articles, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Board, although the Company at a General Meeting may declare a smaller Dividend.

43.2	A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Shareholders Register, in the manner provided for in these Articles.

43.3
Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the nominal value paid up to account of the Shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a Share in advance of calls shall be treated for purposes of this Article as paid on a Share.

43.4
The Board may issue any Share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; in any such case, subject to the Companies Law and these Articles, the Dividend shall be paid in respect of such a Share in accordance with such a condition.

43.5
At the time of declaration of a Dividend the Company’s Shareholders may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

43.6	The Company shall have a lien on any Dividend paid in respect of a Share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

43.7
The Persons registered in the Shareholders Register as Shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A Transfer of shares shall not transfer the right to a Dividend, which has been declared after the Transfer but before the registration of the Transfer.

43.8
A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a Shareholder or Person entitled thereto as registered in the Shareholders Register, or in the case of joint owners, to the address of one of the joint owners as registered in the Shareholders Register. Every such check shall be made out to the Person to whom it is sent. The receipt of the Person who on the record date in respect of the Dividend is registered as the holder of any Share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that Share.

43.9
If at any time the share capital is divided into different classes of shares, the distribution by way of Dividend of fully paid up shares or from funds shall be made in one of the following manners, as shall be determined by the Board:

43.9.1	all holders of Shares entitled to fully paid up Shares shall receive one uniform class of Shares; or

43.9.2	each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by such holder and entitling him to fully paid up shares.

43.10
In order to give effect to any resolution in connection with a Dividend Distribution, the Board may resolve any difficulty that shall arise with respect to such Dividend Distribution in such way as it shall deem proper, including in connection with fractional shares issuable in such Dividend Distribution and the determination of the value of certain property for purposes of Dividend Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that a fraction of the value which is less than one NIS shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of Persons entitled thereto, as the Board shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Board may appoint a Person to execute such an agreement in the name of the Persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

43.11
The Board may, with respect to all Dividends not demanded within thirty (30) days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof.

43.12	The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article 43.11.

43.13	All Articles relating to Dividends, shall apply, mutatis mutandis, to any other distribution by the Company of any of its assets, shares or the like.

44.	Reserves

44.1
The Board may set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall, in the discretion of the Board, be beneficial to the Company, and the Board may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company's property. The Board may generally create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in its discretion as it deems fit so long as the creation, changes or uses of such funds does not violate any provision of the Companies Law or accepted accounting principles and practices.

44.2
All premiums received from the issue of Shares shall be capital funds, and shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Companies Law permit.

44.3
Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

45.	Capitalization of Reserves
The Company may from time to time resolve at a General Meeting that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as bonus shares, in the manner so directed by such resolution. The Board may use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company's capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Board may also use such investment, sum or property, or any part thereof, for the full payment of the Company's capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 43.11 above, mutatis mutandis
Exemption, Insurance and Indemnity Of Office Holders

46.	Insurance of Office Holders.
Subject to the provisions of the Companies Law and any other applicable law, the Company may enter into a contract to insure against the liabilities of its Office Holders for an obligation imposed on an Office Holder in consequence of an act done by the Office Holder in his capacity as an Office Holder of the Company, in any of the following cases:

46.1	A breach of the duty of care owed to the Company or to any other person;

46.2	A breach of the fiduciary duty owed to the Company, provided that, the Office Holder acted in good faith and had reasonable grounds to assume that such act would not injure the Company;

46.3	A monetary liability imposed on him in favor of another person.

47.	Indemnification of Office Holders.
Subject to the provisions of the Companies law, including the receipt of all approvals as required therein or under any other applicable Law, the Company may indemnify any of its Office Holders to the fullest extent permitted by the Companies Law as follows:

47.1	retrospectively; and

47.2
undertake in advance to indemnify the Office Holders with respect to liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer, as listed below:

47.2.1
A monetary obligation imposed on the Office Holder in favor of another Person pursuant to a judgment, including a judgment given in settlement or a court-approved arbitration award, provided that the undertaking to indemnify will be limited to: (1) those categories of events which the Board resolves that in its opinion can be foreseen at the time the undertaking to indemnify is given in light of the Company’s then current activities; and (2) such amounts or criteria which the Board sets as reasonable under the circumstances;

47.2.2
Reasonable litigation expenses, including attorney’s legal fees, actually paid by the Office Holder in consequence of an investigation or proceeding instituted against the Office Holder by an authority that is authorized to conduct such investigation or proceeding, and which was concluded without an indictment against the Office Holder and without any monetary obligation in lieu of criminal proceedings, or which was concluded without an indictment against the Office Holder but with imposing on such Office Holder a monetary obligation in lieu of criminal proceedings in respect of an offense that does not require the proof of criminal intent;

For the purposes hereof: (i) “a proceeding that ended without an indictment in a matter in respect of which an investigation was conducted”; and (ii) “financial obligation in lieu of a criminal proceeding”, shall have the meanings specified in Section 260(a)(1A) of the Companies Law.

47.2.3
Reasonable litigation costs, including attorney’s legal fees incurred by the Office Holder or which the Office Holder is ordered to pay by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge of which the Office Holder is acquitted, or in a criminal charge of which the Office Holder is convicted of an offense that does not require criminal intent.

48.	Exemption of Office Holders.
Subject to the provisions of the Companies Law, the Company may exempt its Office Holders in advance for all or any of such Office Holders’ liability for damage in consequence of a breach of the duty of care vis-à-vis the Company, other than for a breach of duty of care stemming from a distribution (as such term is defined in the Companies Law) and for a willful or reckless breach of duty of care, excluding a breach of duty of care due to negligence.

49.	General.
The provisions of Articles 46, 47 and 48 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or exemption from liability in connection with any Person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office

Holder to the extent that such insurance and/or indemnification and/or exemption from liability is permitted under the Companies Law.

50.	Translation of Articles.
In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.